Exhibit 99.1

Contact:	David Lilly	Mark Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820
CARVER DIRECTOR RESIGNS IN ORDER TO ASSUME EXECUTIVE POSITION AT FINANCIAL INSTITUTION
New York, New York, August 12, 2010 — Carver Bancorp, Inc. (the “Company” or “Carver”) (Nasdaq: CARV), the holding company for Carver Federal Savings Bank (the “Bank”), today announced that Carol Baldwin Moody has resigned from of its Board of Directors effective August 12, 2010. Ms. Baldwin Moody has accepted a senior executive position at Wilmington Trust and has resigned to avoid any possibility of the appearance of a conflict of interest.
Ms. Baldwin Moody has been a Director since 2003 and served as chairman of the Compensation Committee and as a member of the Finance and Audit and Executive Committees.
The Board has appointed Dr. Samuel Daniel, a member of its Board of Directors since April 2006, as chairman of the Compensation Committee. He will continue to serve on the Nominating and Corporate Governance Committee. Dr. Daniel is currently a member of the staff of St. Luke’s/Roosevelt Hospital — Continuum Health Partners and Faculty of Medicine.
“It has been a great privilege and honor to serve on Carver’s Board for the past seven years,” said Ms. Baldwin Moody. “Carver’s dedication to its stockholders, customers and the communities it serves makes it a truly exceptional institution. I leave Carver under the leadership of a talented Chairman and CEO, a highly skilled Board and a solid management team to guide Carver through these very challenging times.”
“Carol has brought excellent risk management skills and a high level of professionalism to the Board. Her commitment and dedication to Carver and the communities it serves will be greatly missed,” said Robert Holland, Lead Director. “On behalf of the entire Board, staff and the communities Carver serves, I want to thank Carol for her outstanding service to Carver. I also thank Dr. Daniels for extending his commitment to Carver by accepting the responsibilities of chairing the Compensation Committee.”
Deborah C. Wright, Chairman and CEO, commented: “Carol Baldwin Moody will be greatly missed. She has been an invaluable member of our Board, and has provided sound advice and keen insights to the executive team. We all wish her much success as she takes on this next challenge in her exemplary career.”
About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.